Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on August 4, 2015

Registration Statement No. 333-194765-05

$1.2B AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2015-3

Joint Books	:	Barclays (STR), Citi, RBC, RBS
Co-Mgrs	:	DB, JPM, MS, WF
Selling Group	:	Williams Capital

CLS	AMT($MM)	WAL	S/F	E.FIN	L.FIN	SPRD	YIELD	COUP	PX
A-1	$ 230.000	0.23	A-1+/F1+	01/16	08/16	—	0.50%	0.50%	100.00000
A-2A	199.740	0.95	AAA/AAA	04/17	01/19	+49	1.075%	1.07%	99.99755
A-2B	199.730	0.95	AAA/AAA	04/17	01/19	+51		L+51	100.00000
A-3	225.130	2.11	AAA/AAA	04/18	03/20	+55	1.552%	1.54%	99.98550
B	92.070	2.86	AA/AA	09/18	09/20	+85	2.090%	2.08%	99.99737
C	114.280	3.43	A/A	05/19	03/21	+135	2.746%	2.73%	99.99866
D	112.390	3.89	BBB/BBB	07/19	08/21	+185	3.365%	3.34%	99.99404
E	26.660	< NOT OFFERED >

TICKER	:	AMCAR 2015-3	REGISTRATION	:	SEC-REG
EXPECTED PXG	:	PRICED	EXPECTED RATINGS		S&P/FITCH
EXPECTED SETTLE	:	08/13/2015	PXG SPEED	:	1.5% ABS TO 10% CALL
FIRST PAY	:	09/08/2015	ERISA ELIGIBLE	:	YES
BILL & DELIVER	:	BARCLAYS	MIN DENOMS	:	$1K x $1K

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.